SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: (604) 276-9884
F: (604) 276-2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - January 6, 2006

Contact:
Hawk Associates at (305) 451-1888
E-mail: info@hawkassociates.com
AGORA Investor Relations
http://www.agoracom.com/IR/SmarTire
SMTR@Agoracom.com

                 SmarTire Completes Financial Restructuring Plan

Richmond, British Columbia, Canada, January 6, 2006 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that it has reached an agreement with its investment bankers to restructure its debt obligations and its equity line of credit.

In respect to SmarTire's $30 million of 10% convertible debentures, the principal and interest installment payments previously due in cash during the term of such convertible debentures have been eliminated. Principal and interest are convertible into common stock of SmarTire at the option of the debenture holders during the term of the 10% convertible debentures. The 10% convertible debentures must be fully converted by the debenture holders on or prior to June 23, 2008, subject to a provision prohibiting any debenture holder from holding in excess of 4.99% of the outstanding shares of SmarTire's common stock. On June 23, 2008, any unconverted amount of principal or interest under the 10% convertible debentures must be paid in cash by SmarTire. SmarTire intends to file with the Securities and Exchange Commission a registration statement on Form SB-2 to, among other things, register shares of its common stock underlying such 10% convertible debentures.

SmarTire has also replaced its $160 million equity line of credit with a new $100 million equity line, which has a term of five years from the date a registration statement registering the underlying shares of common stock is declared effective by the SEC. SmarTire cannot draw down on the equity line of credit until a registration statement covering the underlying shares of common stock becomes effective. It is unlikely that SmarTire will file such a registration statement until all of the outstanding principal and interest under the 10% convertible debentures has been converted by the holders of such 10% convertible debentures or redeemed or paid in full by SmarTire. Complete terms of the restructuring of the 10% convertible debenture and $100 million equity line are provided in the company's 8-K.

Jeff Finkelstein, CFO of SmarTire, said, "Cash is paramount in any microcap company, and this financial restructuring plan enables us to preserve our cash. It provides us with the financial resources to capitalize on market opportunities and to execute our business plan."

SmarTire CEO Al Kozak will go "Beyond the Press Release" to provide shareholders with an audio address that further discusses and explains the strategic importance of the financial restructuring plan. The address will be available on the SmarTire Investor Relations Hub at http://www.agoracom.com/ir/smartire on or before Friday, Jan. 13, 2006.

About SmarTire Systems Inc.
SmarTire develops and markets proprietary advanced wireless sensing and control systems worldwide, including tire pressure monitoring systems for global vehicle markets. The U.S. government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. This has raised the awareness for tire monitoring throughout the vehicle industry, and SmarTire is capitalizing on the rapidly emerging original equipment manufacturer (OEM) and aftermarket opportunities. SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://www.hawkassociates.com/smartire/profile.htm.

An investment profile, a comprehensive online investor relations kit, SEC filings and other useful investor information regarding SmarTire Systems Inc. can be found at http://www.hawkassociates.com/SmarTire and http://www.americanmicrocaps.com. In addition, this press release is available for investor commentary, questions, near real-time answers and monitored discussion in the SmarTire IR HUB at http://www.agoracom.com/IR/SmarTire. Investors may e-mail questions directly to SMTR@agoracom.com or contact Frank Hawkins and Julie Marshall of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this news release, the words "expects," "may," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of SmarTire and are subject to a number of risks and uncertainties that are subject to change based on factors, which are, in many instances, beyond SmarTire's control. These include, but are not limited to, SmarTire's ability to draw down on its $100 million equity line of credit, the conversion of the principal and interest under the 10% convertible debentures by the holders of such debentures prior to June 23, 2008, risks and uncertainties associated with the effects of competitive pricing, SmarTire's dependence on the ability of third-party manufacturers to produce components on a basis that is cost-effective to SmarTire, market acceptance of SmarTire's products, SmarTire's ability to keep up with technological advances in the industry, the effect of competitive products and the effects of governmental regulations. SmarTire cautions that the foregoing factors are not exhaustive.